                                                                     EXHIBIT 2.4

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.

      ====================================================================

                               PURCHASE AGREEMENT

                                  by and among

                           ASSET ALLIANCE CORPORATION

                        METROPOLITAN CAPITAL ADVISORS LLC

                        METROPOLITAN CAPITAL MANAGERS LLC

                       METROPOLITAN CAPITAL ADVISORS, INC.

                                KJ ADVISORS, INC.

                          METROPOLITAN CAPITAL III, INC

                       METROPOLITAN CAPITAL ADVISORS, L.P.

                     METROPOLITAN CAPITAL PARTNERS II, L.P.

                     METROPOLITAN CAPITAL PARTNERS III, L.P.

                                 JEFFREY SCHWARZ

                                 KAREN FINERMAN

                                       and

                        JEFFREY SCHWARZ CHILDREN'S TRUST

                           Dated as of: March 24, 1998

      ====================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I.
                                   DEFINITIONS

      Section 1.1.  Definitions..............................................2

                                   ARTICLE II.
                              RELATED TRANSACTIONS

      Section 2.1.  Qualification of LLC.....................................9
      Section 2.2.  Employment Agreements....................................9
      Section 2.3.  Transfer of Assets to LLC................................9
      Section 2.4.  LLC Agreements...........................................9

                                  ARTICLE III.
                   PURCHASE AND SALE; CLOSING; RELATED MATTERS

      Section 3.1.  Purchase and Sale.......................................10
      Section 3.2.  Purchase Price..........................................11
      Section 3.3.  The Closing.............................................13
      Section 3.4.  Further Actions.........................................13

                                   ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES OF
                     THE HOLDING COMPANIES AND EQUITYHOLDERS

      Section 4.1.  Organization and Related Matters........................15
      Section 4.2.  Authority; No Violation; Consents.......................16
      Section 4.3.  Assets Under Management.................................17
      Section 4.4.  Financial Statements....................................17
      Section 4.5.  Compliance with Applicable Law..........................18
      Section 4.6.  Books and Records.......................................19
      Section 4.7.  Ineligible Persons......................................19
      Section 4.8.  Company Assets..........................................19
      Section 4.9.  Company Contracts.......................................19
      Section 4.10. Technology and Intellectual Property....................20
      Section 4.11. Legal Proceedings.......................................20
      Section 4.12. Taxes and Tax Returns...................................20
      Section 4.13. Insurance...............................................22
      Section 4.14. Labor and Employment Matters............................22

                                                                            Page
                                                                            ----

      Section 4.15. Benefit Plan Obligations................................23
      Section 4.16. No Broker...............................................24
      Section 4.17. Absence of Changes......................................24
      Section 4.18. The Equityholders.......................................24
      Section 4.19. Additional Representations Regarding Pooled Products....24

                                   ARTICLE V.
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE PARENT

      Section 5.1.  Organization............................................26
      Section 5.2.  Authority; No Violation; Consents.......................26
      Section 5.3.  No Actions, Suits or Proceedings........................27
      Section 5.4.  Financial Statements....................................27
      Section 5.5.  Capitalization..........................................28
      Section 5.6.  Compliance with Applicable Law..........................28
      Section 5.7.  Eligibility.............................................29
      Section 5.8.  No Broker...............................................29
      Section 5.9.  Other Instruments.......................................29

                                   ARTICLE VI.
                                    COVENANTS

      Section 6.1.  Conduct of Business.....................................30
      Section 6.2.  Advisory Contract Consents and Approvals and Other
                    Actions ................................................31
      Section 6.3.  Confidentiality and Announcements.......................31
      Section 6.4.  Expenses................................................32
      Section 6.5.  Release of Each Manager.................................32
      Section 6.6.  Covenants of the Parent.................................32
      Section 6.7.  Access; Certain Communications..........................32
      Section 6.8.  Regulatory Matters; Third Party Consents................33
      Section 6.9.  Insurance...............................................33
      Section 6.10. Notification of Certain Matters.........................33
      Section 6.11. No Solicitation.........................................33
      Section 6.12. Registration Rights; Lockup Agreements..................34
      Section 6.13. Standstill..............................................34
      Section 6.14. Cash at Closing.........................................34

                                                                            Page
                                                                            ----

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

      Section 7.1.  Conditions to the Parent's Obligations..................35
      Section 7.2.  Conditions to the Holding Companies',
                    Equityholders' and Advisors' Obligations................36
      Section 7.3.  Satisfaction of Conditions - IPO........................37
      Section 7.4.  Mutual Condition........................................37

                                  ARTICLE VIII.
                                 INDEMNIFICATION

      Section 8.1.  Obligations of the Shareholders.........................38
      Section 8.2.  Obligations of the Parent...............................38
      Section 8.3.  Procedure...............................................38
      Section 8.4.  Notice of Non-Third Party Claims........................40
      Section 8.5.  Survival of Indemnity...................................40
      Section 8.6.  Adjustments to Indemnification Obligations..............40
      Section 8.7.  Limitation on Indemnification...........................41
      Section 8.8.  Purchase Price Adjustment...............................41
      Section 8.9.  Exclusive Remedy........................................41

                                   ARTICLE IX.
                                   TAX MATTERS

      Section 9.1.  Tax Cooperation.........................................42
      Section 9.2.  Tax Returns.............................................42
      Section 9.3.  Liability for Taxes.....................................42
      Section 9.4.  Procedures Related to Tax Claims........................43
      Section 9.5.  Survival of Tax Claims and Section 4.12 Representation..43
      Section 9.6.  Exclusive Remedy........................................43
      Section 9.7.  Payments for Indemnification under Article IX...........43
      Section 9.8.  Code Section 754 Election...............................43
      Section 9.9.  Interim Closing of the Books............................44

                                                                            Page
                                                                            ----

                                   ARTICLE X.
                              TERMINATION/SURVIVAL

      Section 10.1. Termination.............................................44
      Section 10.2. Effect of Termination...................................45
      Section 10.3. Survival of Representations and Warranties..............45

                                   ARTICLE XI.
                                  MISCELLANEOUS

      Section 11.1. Disputes................................................45
      Section 11.2. Amendments; Extension; Waiver...........................46
      Section 11.3. Entire Agreement........................................46
      Section 11.4. Specific Performance; Injunctive Relief.................46
      Section 11.5. Interpretation..........................................46
      Section 11.6. Severability............................................46
      Section 11.7. Notices.................................................47
      Section 11.8. Binding Effect; Persons Benefitting; No Assignment......48
      Section 11.9. Counterparts............................................48
      Section 11.10 Governing Law...........................................48
      Section 11.11 Jurisdiction............................................48

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of March 24, 1998 (this "Agreement"), by and among Asset Alliance Corporation, a Delaware corporation (the "Parent"), Metropolitan Capital Advisors LLC, a Delaware limited liability company ("LLC-1"), Metropolitan Capital Managers LLC, a Delaware limited liability company ("LLC-2"), Metropolitan Capital Managers II LLC ("LLC-3" and, collectively with LLC-1 and LLC-2, the "LLCs"), Metropolitan Capital Advisors, Inc., a New York corporation ("MCA"), KJ Advisor's, Inc., a New York corporation ("KJ"), Metropolitan Capital III, Inc., a New York corporation ("Capital" and together with MCA and KJ the "Holding Companies"), Metropolitan Capital Advisors, L.P., a Delaware limited partnership ("Capital Advisors"), Metropolitan Capital Partners II, L.P., a New York limited partnership, ("Capital Partners"), Metropolitan Capital Partners III, L.P., a Delaware limited partnership, ("Capital III" and together with Capital Advisors and Capital Partners the "Advisors"), Jeffrey Schwarz ("Schwarz"), Karen Finerman ("Finerman") and Jeffrey Schwarz Children's Trust (the "Trust" and collectively with Schwarz and Finerman the "Equityholders").

                                    RECITALS:

            WHEREAS, Schwarz and Finerman own all of the capital stock of the Holding Companies and the Equityholders and the Holding Companies own all of the general and limited partnership interests in the Advisors;

            WHEREAS, the Equityholders and the Holding Companies wish to transfer all of their interests in Capital Advisors to LLC-1 and in Capital Partners to LLC-2 and Capital III to LLC-3 in exchange for all of the membership interests therein on the terms and conditions and for the consideration described in this Agreement; and

            WHEREAS, the Equityholders desire to sell to Parent and Parent desires to purchase from the Equityholders a membership interest in each of LLC-1, LLC-2 and LLC-3;

            NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

            Section 1.1. Definitions. (a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section
1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Advisers Act" means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "Affiliate" means any corporation, partnership, entity or other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified including with respect to Parent, any Subsidiary or Manager.

            "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Parent, any Manager, any Holding Company or Advisor, any Pooled Product, or any of their respective properties, assets, officers, directors, employees or agents.

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are generally closed for regular banking business.

            "Closing" means the completion of the transactions contemplated by Sections 2.3 and 3.1 of this Agreement and the effectiveness of the Agreements contemplated in Sections 2.2 and 2.4 of this Agreement.

            "Closing Date" means the date of the Closing.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company Assets" means all assets of the Advisors as of the date hereof or as of the Closing (other than Excluded Assets), as applicable, including, but not limited to, the Company Contracts, Furniture, Fixtures and Equipment, Intellectual Property, Leased Properties, Real Property, Records, Software and any other material assets of the Advisors.

            "Company Contract" means any written investment advisory agreement or partnership agreement to which any Advisor is a party and any lease, license or other agreement relating to the use by any Advisor of any Furniture, Fixtures and Equipment, Intellectual Property, Software and Technology Systems, together with all amendments and supplements thereto, and all rights and interests of any Advisor arising thereunder or in connection therewith.

            "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

            "Environmental Law" means all applicable foreign, federal and state laws, rules, regulations, common law, ordinances, decrees, orders, contracts and other binding obligations relating to pollution (including the treatment, storage and disposal of hazardous wastes and the cleanup of releases and threatened releases of materials), the preservation of the environment or the exposure to hazardous materials in the environment or workplace.

            "Equity Securities" means capital stock, partner interests or other equity interests of any Person or any securities convertible into or exchangeable for capital stock or other equity interests or any other rights, warrants or options to acquire any of the foregoing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Excluded Assets" means all cash or cash equivalents held by, or for the account of, the Advisors as of the close of business on the Closing Date which exceeds the product of (x) the number of days from the Closing Date through the end of the month in which the Closing occurs, inclusive, and (y) $2,500 and the exclusion of which would not give rise to a Purchase Price adjustment under clause (ii) of the proviso within Section 3.2(a) as of such date, and any assets set forth on Schedule 1.1 hereto.

            "Furniture, Fixtures and Equipment" means all furniture, fixtures and equipment that are located in the ordinary course at any Operating Site.

            "GAAP" means, with respect to any Person, generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed, applied on a consistent basis.

            "Governmental Authority" means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization of which any party hereto is a member.

            "Immediate Family" means, with respect to any individual, such individual's spouse, parents and children (and estates, trusts, partnerships and other entities and legal relationships of which a substantial majority in interest of the beneficiaries, members, owners, investors or participants at all times in question are, directly or indirectly, one or more of the Persons described above and/or such individual).

            "Indemnifiable Claim" means any Loss for which a Person is entitled to indemnification under this Agreement.

            "Indemnified Party" means a Person entitled to the benefits of indemnification hereunder.

            "Indemnifying Party" means a Person obligated to provide indemnification hereunder.

            "Independent Accounting Firm" means any accounting firm of recognized national standing, except for any such firm that serves as the independent public accountants of any of the parties or any of their respective Affiliates; provided, however, that if there exists no accounting firm that meets the qualifications set forth above in this definition, then the term "Independent Accounting Firm" shall mean any accounting firm designated as such by the Parent and the Equityholders.

            "Intellectual Property" means all domestic and foreign letters patent, patents, software, know-how, trade names, common law and other trademarks, service marks, copyright registrations and applications and state or federal common law usages, and all registrations or applications for registration of any of the foregoing.

            "Investment Company Act" means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

            "IPO" means the issuance of shares of parent Common Stock to the public pursuant to a "firm underwritten" offering registered with the SEC.

            "IRS" means the Internal Revenue Service.

            "Lease" means any of the real estate leases or subleases, or a sublease of any Advisor with respect to any Operating Site.

            "Leased Properties" means all leasehold interests of any Advisor in real property.

            "Loss" means any and all monetary claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable attorneys', accountants', consultants' and experts' fees and expenses), damages, monetary obligations to third parties, expenditures, monetary judgments or awards payable or due to any other party that are imposed upon or otherwise incurred or suffered by the relevant Person.

            "Manager" means any investment advisor in which Parent owns a preferred equity interest, and any of their respective principal owners, or officers, directors or general partners and any other Affiliate of Parent which provides money management and investment advisory services, including by management of a Pooled Product.

            "Membership Interest" means, with respect to LLC-1, LLC-2 or LLC-3, the limited liability company interest of a member of such LLC at any particular time, including any and all rights and benefits to which such member is entitled under the LLC Agreement relating to such LLC and the Delaware Limited Liability Company Act, together with the obligations of such member under such LLC Agreement and such Act.

            "Operating Sites" means all offices at which any Advisor conducts business.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

            "Permitted Encumbrances" means all Encumbrances which are:

            (1) Encumbrances set forth on Schedule 1.1(b);

            (2) Taxes or assessments that are not yet due and payable;

            (3) matters which would be shown on an accurate survey and any other defect or exception which would be disclosed by a search of title, which in each case does not materially impair the use, operation, value or marketability of the asset to which it relates;

            (4) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable; or

            (5) other liens or imperfections on assets which individually or in the aggregate do not exceed $25,000 and do not materially detract from the value of or materially impair the existing use of the assets affected by such liens or imperfections.

            "Parent Member Interests" means the membership interests owned by AAC and its Affiliates.

            "Person" means any individual, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

            "Pooled Products" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing) with respect to which any Advisor (in the case of representations in Article IV) or Parent, or any Manager or other affiliate of the Parent (in the case of representations in Article V) acts as the sponsor, general partner, managing member, investment manager, investment adviser or in a similar capacity.

            "Real Property" means all real property, appurtenances thereto, fixtures and improvements, rights in connection therewith, or any interest therein, including, without limitation, leasehold estates, of any Advisor.

            "Records" means all records and original documents in the possession of any Holding Company or Advisor which pertain to or are utilized by any Advisor to administer, reflect, monitor, evidence or record information respecting the business or conduct of any Advisor including: (1) all such records maintained on electronic or magnetic media, or in the electronic data base system of any Advisor, and (2) all such records and original documents respecting the Company Contracts as necessary to comply with any Applicable Law, including any and all records kept in accordance with, or documents filed pursuant to, any Securities Laws.

            "Related Agreements" means each of the Employment Agreements and the LLC Agreements.

            "SEC" means the Securities and Exchange Commission.

            "SEC Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the Securities Laws.

            "Securities Laws" means the Securities Act of 1933, as amended; the Securities Exchange Act of 1934, as amended; the Investment Company Act; the Advisers Act; the published rules and regulations of the SEC promulgated thereunder; and the securities or "blue sky" laws of any state or territory of the United States.

            "Software" means all computer programs, software, firmware and related documentation used in the operation of the Technology Systems.

            "Subsidiary" means, when used with respect to any Person which is not a natural person, any corporation, association or other business entity a majority of the voting or similar power of which is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

            "Taxes" mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

            "Tax Return" means any return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes.

            "Treasury Regulations" means the regulations promulgated under the Code.

            "Value Per Share" means the average closing price per share of Parent Common Stock on a national securities exchange or in the National Market portion of the National Association of Securities Dealers' Automated Quotation System for the ten trading days immediately preceding such date of determination (or, if no trades were reported for a particular day or the Parent Common Stock is traded in a market for which closing prices are not reported, the average of the most recent bid and ask price per share of Parent Common Stock).

            (b) The following terms shall have the meaning specified in the indicated section of this Agreement:

    Term                               Section
    ----                               -------
Advisors .........................  Opening Paragraph
Agreement ........................  Opening Paragraph
Benchmark ........................  Section 2.2(b)
Capital ..........................  Opening Paragraph
Capital Advisors .................  Opening Paragraph
Capital Partners .................  Opening Paragraph
Capital III ......................  Opening Paragraph
Claim ............................  Section 3.1
Company Balance Sheets ...........  Section 4.4
Company Financial Statements .....  Section 4.4
Debenture ........................  Section 3.2
Finerman .........................  Opening Paragraph
Employment Agreement .............  Section 2.2
Equityholders ....................  Opening Paragraph
ERISA Affiliate ..................  Section 4.15(a)
Holding Companies ................  Opening Paragraph

KJ ...............................  Opening Paragraph
LLC-1 ............................  Opening Paragraph
LLC-2 ............................  Opening Paragraph
LLC-3 ............................  Opening Paragraph
LLC Agreements ...................  Section 2.4
Material Adverse Effect ..........  Section 4.1
Non-Third Party Claim ............  Section 8.4
Parent ...........................  Opening Paragraph
Parent Balance Sheet .............  Section 5.4
Parent Common Stock ..............  Section 3.2(a)
Parent Financial Statements ......  Section 5.4
Parent Material Adverse Effect ...  Section 5.1
Permits ..........................  Section 4.5
Plans ............................  Section 4.15(a)
Purchase .........................  Section
Release ..........................  Section 6.5
Schwarz ..........................  Opening Paragraph
Tax Claim ........................          Section 9.3(a)
Technology Systems ...............  Section 4.10
Third Party Claim ................  Section 8.3(a)
Transfer Agreement ...............  Section 2.3
Trust ............................  Opening Paragraph

                                   ARTICLE II.

                              RELATED TRANSACTIONS

            Section 2.1. Qualification of LLC. As promptly as practicable after the date hereof, the Equityholders will make all appropriate regulatory and other filings necessary to form LLC-1, LLC-2 and LLC-3 and to enable them to continue the business of the Advisors after the Closing.

            Section 2.2. Employment Agreements. At the Closing, each of Schwarz and Finerman shall deliver to LLC-2 an executed Employment Agreement (an "Employment Agreement") in substantially the form annexed hereto as Exhibit 2.2.

            Section 2.3. Transfer of Assets to LLC. Immediately prior to the Closing, (a) the Holding Companies and the Equityholders shall transfer all of their partner interests in Capital Advisors to LLC-1 and all of their partner interests in Capital Partners and Capital III to LLC-2 and LLC-3, respectively, in exchange for all of the membership interests in LLC-2 and LLC-3 and the assumption by LLC-1, LLC-2 and LLC-3 of all of the liabilities of Capital Advisors, Capital Partners and Capital III, respectively, (b) LLC-1 shall cause Capital Advisors to convert into a limited liability company under the laws of the state of Delaware with LLC-1 as the sole member thereof and (c) LLC-2 shall cause Capital Partners and Capital III to liquidate into LLC-2 and LLC-3, respectively; provided, however, that the conversion set forth in paragraph (b) shall occur only if the Parent, in good faith, determines that such transfer will not grant the limited partners of Bedford Falls Investors, L.P. ("BFI") (i) the right to terminate BFI or (ii) the right to consent to or approve the transactions contemplated by this Agreement.

            Section 2.4. LLC Agreements. Immediately after the Closing, LLC-1 and LLC-2 and LLC-3 shall commence operations in accordance with the LLC Agreements (the "LLC Agreements") each in the form annexed hereto as Exhibit 2.4 except that the LLC-3 agreement shall be modified to reflect the offshore structure involved. Notwithstanding the foregoing, each party hereto will consider, in good faith, any changes to the LLC Agreement which are proposed as reasonably necessary to correct any ambiguity or defect in, or to otherwise modify the terms of, the LLC Agreements in a manner necessary to accomplish the transactions contemplated herein; provided, however, that no party shall be required to consent to any change which is adverse to their current or future economic rights, or materially adverse to their governance or control rights.

                                  ARTICLE III.

                   PURCHASE AND SALE; CLOSING; RELATED MATTERS

            Section 3.1. Purchase and Sale.

            (a) Subject to the terms and conditions of this Agreement, at the Closing each of the Equityholders hereby agrees to sell and deliver through a series of related transactions to Parent or any of its wholly owned subsidiaries, as determined by Parent, free and clear of any restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever (collectively, "Claims"), other than as set forth in the LLC Agreements, and Parent hereby agrees to purchase from each Equityholder, for the price set forth in Section 3.2, 100% of such Person's Manager Membership Interest, but not such Person's Non-Manager Member Membership Interest, (as defined in the LLC Agreements), which will include an approximately 50% profits and loss participation in each LLC and approximately 49% of the total Capital Accounts of each LLC. Immediately thereafter, each LLC shall distribute to the Non-Manager Members, pro rata in accordance with their Percentage Interests (as defined in the LLC Agreements), the Excluded Assets in redemption of a portion of such Non-Manager Members' interests in the LLCs. In connection with such redemptive distributions, each LLC shall revalue its assets and restate its Capital Accounts (as defined in the LLC Agreements) in accordance with Treas. Reg. ss.1.704-1(b)(2)(iv)(f) such that, immediately after the purchases and sales and redemptive distributions, the aggregate Capital Accounts of the Non-Manager Members, on the one hand, and the Manager Members, on the other, in each LLC are equal; provided, however, that the Non- Manager Members' Capital Accounts shall be larger than the Manager's Capital Accounts to the extent of the Gross Asset Value (as defined in the LLC Agreements), if any, of the Received Catch-Up Revenues, and, in connection therewith, the parties hereto agree that the purchases and sales do not include any performance fees earned, but not yet paid, for the period from January 1, 1998 until the Closing Date.

            (b) Notwithstanding anything else herein to the contrary, the Equityholders shall not be required to proceed with the transactions described herein, if, prior to the Closing Date, a regulatory body initiates a formal proceeding against the Parent or any of its Managers, subsidiaries or any of their respective affiliates, or informs such party they are a target of an investigation by that agency involving a violation of law. Parent shall notify Equityholder promptly of any matter described in this subsection. The Equityholders must provide written notice to the Parent of their decision not to proceed under this Agreement within five days of receiving notice of such event from the Parent.

            Section 3.2. Purchase Price.

            (a) The aggregate purchase price for the Manager Membership Interests shall be in the form one or more Subordinated Convertible Debentures in the aggregate principal amount of $17,850,000, in the form attached hereto as Exhibit 3.2(a) (the "Debenture") convertible in the aggregate into 1,785,000 shares (subject to adjustment as provided below) of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") at a conversion price of $10 per share (the "Conversion Price"), $17,850,000 in cash and (subject to the Purchase Price Adjustment described in Section 3.2(b) below) the right to receive such Equityholder's pro rata portion of the contingent payment described in
      Section 3.2(c) below, without interest (collectively, the "Purchase Price"); provided, however, that (i) ****[The remainder of this subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (b) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (c) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (d) ****[This subsection has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            (e) If between the date hereof and the date on which the Parent is obligated to deliver or repurchase, or any Equityholder is obligated to return, any shares of Parent Common Stock, the shares of Parent Common Stock are subdivided or combined or a dividend is paid in such shares in respect of such shares, the number and maximum number of such shares subject to such obligation, or the amount of cash due on any such repurchase, shall be proportionally adjusted to reflect such occurrence.

            (f) Each certificate representing shares of Parent Common Stock and each evidence of Membership Interests in the LLCs shall bear a suitable legend regarding restrictions on transfer under Applicable Law and the related LLC Agreement as applicable. For so long as there may be an adjustment due under Section 3.2(b), the Equityholders shall retain the Debentures in an aggregate amount, pro rata among the Equityholders, equal to the excess of $13 million over the Parent Revenue Allocation as of any date, but in no event more than $5 million, provided, however, that conversion of the entire Debenture may nevertheless be permitted subject to the

      Equityholders agreeing to retain the stock thereby acquired until such adjustment is finally determined.

            (g) The determinations required by Section 3.2(b) and (c) above shall be made by the parties as promptly as practicable, and in any event within 45 days, after the applicable measurement date.

            (h) Each of the Equityholders and Advisors and the Parent acknowledges and agrees that the Purchase Price is allocable, in its entirety, to (i) the cash, cash items, receivables, tangible personal property and other balance sheet items (including liabilities appearing therein as deducting therefrom) of the Advisors (which shall be valued at fair market value as of the Closing) and (ii) the goodwill associated with the business of the Advisors (which shall represent the residual balance of the Purchase Price after taking into account such balance sheet items) and that the allocation of the Purchase Price among and between such items shall be as set forth on Annex 3.2(h) attached hereto.

            (i) Each of the parties hereto agrees that the purchase price does not include the capital account of Capital Advisors in BFI nor any of the interests in the profits or losses of the interest as a general partner in BFI, and that subsequent to the Closing, the Equityholders (and not the Parent) shall maintain any minimum balance of such capital account required by the governing documents of BFI; provided, however, if such minimum balance requirement results in more than an additional $2.1 million being contributed as a result of capital contributions being made to BFI, the parties shall mutually determine alternatives to the maintenance of such minimum balance.

            (j) Each of the parties hereto agrees to take no position inconsistent with the acknowledgment and agreement set forth in Section 3.2(h) above including, without limitation, on any Tax return or report (including information returns, declarations and reports) or in any audit or judicial or administrative proceedings before any Governmental Authority or otherwise.

            Section 3.3. The Closing. The Closing shall take place (i) at the office of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, no later than 31 days after the last to be fulfilled or waived of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance herewith or (ii) at such other time and place and/or on such other date as the Equityholders and Parent may agree.

            Section 3.4. Further Actions. If at any time after the Closing, Parent shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in Parent or any of its Affiliates its right, title or interest in, to or under any of the rights, properties or assets of any of the entities party to any of the transactions contemplated hereby acquired or to be acquired by Parent or any of its Affiliates as a result of, or in connection with, such transactions or otherwise to carry out this Agreement, the officers, directors and partners of the Holding Companies and the Advisors shall be authorized to execute and deliver, in the name and on behalf of each of the entities party to any of such transactions or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such entity or otherwise, all such other reasonable actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Parent or any of its Affiliates or otherwise to carry out this Agreement.

                                   ARTICLE IV.

                        REPRESENTATIONS AND WARRANTIES OF
                     THE HOLDING COMPANIES AND EQUITYHOLDERS

            Except as set forth in writing in a Schedule by reference to the appropriate section, subsection or clause hereof and delivered to the Parent prior to the date hereof, each Holding Company and Equityholder represents and warrants to the Parent as follows:

            Section 4.1. Organization and Related Matters. Each Holding Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of their incorporation. Each Advisor is a limited partnership duly formed, validly existing and in good standing under the laws of the state of their incorporation. Each Pooled Product has been duly organized as a corporation, general partnership, limited partnership or group trust, as the case may be, and is validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization. Each Holding Company, Advisor, Equityholder and Pooled Product has the corporate or other requisite power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets, financial condition or results of operations of the Advisors taken as a whole or any of the Pooled Products, or on the ability of any of the parties to complete the transactions contemplated hereby (a "Material Adverse Effect"). The charter and by-laws or comparable organizational documents and any amendments thereto of each Advisor and each Pooled Product, complete and correct copies of which as currently in effect have heretofore been delivered or made available to the Parent, have been filed with or notified to any applicable Governmental Authority in accordance with all Applicable Law. Other than the equity interests in the Advisors, all of which are duly and validly authorized, issued, outstanding, fully paid, nonassessable (except as required by the Delaware Limited Partnership Act) and owned of record and beneficially by the Equityholders and the Holding Companies, none of the Advisors has any outstanding securities or partner interests, is subject to any obligation, contingent or otherwise, to issue any securities or partner interests to any Person or is subject to any preemptive or similar rights in favor of any Person in the event of the issuance of any securities or partner interests by any of the Advisors. None of the equity interests in any of the Advisors has been issued in violation of any Applicable Law excluding from the foregoing violations which would not have a Material Adverse Effect. None of the Advisors has any Subsidiaries or owns any Equity Securities other than Equity Securities issued by the Pooled Products or any other securities other than short-term high quality money market securities. At the Closing Date, none of the Holding Companies shall conduct any business other than acting as the general partner of one of the Advisors.

            Section 4.2. Authority; No Violation; Consents.

            (a) Each Holding Company and Advisor and such Equityholder has full power, right and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Agreement to which any Holding Company or Advisor or such Equityholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of each Holding Company and Advisor and each of the Equityholders, and no other proceedings on the part of any of them are necessary to approve this Agreement or any Related Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Holding Company and Advisor and such Equityholder. Assuming the due authorization, execution and delivery of this Agreement by the Parent and of each Related Agreement by the other parties thereto, this Agreement (and upon execution and delivery thereof each Related Agreement) constitutes the legal, valid and binding obligation of each Holding Company and Advisor and such Equityholder, enforceable against each of them in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by any Holding Company or Advisor or such Equityholder nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which is not expressly waived) under, or the creation of any Encumbrance upon any of the Company Assets or the Equity Securities issued by the Holding Companies and the Advisors under any of the terms, conditions or provisions of (x) the organizational documents of any Holding Company or Advisor, the Trust or any of the Pooled Products, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Holding Company or Advisor or such Equityholder or any of the Pooled Products is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law excluding from the foregoing clauses (i) and (ii), violations, conflicts, breaches, defaults and Encumbrances which would not have a Material Adverse Effect.

            (c) No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by each Holding Company and Advisor and such Equityholder of the transactions contemplated by this Agreement or any Related Agreement.

            (d) Each Equityholder is acquiring its portion of the Purchase Price constituting securities for such Equityholder's own account and such Equityholder has no intention of selling, granting any participation in or otherwise distributing any portion of the Purchase Price constituting securities.

            Section 4.3. Assets Under Management. The aggregate amount of assets under management by the Advisors, amount of assets under management by the Advisors for each client for which the Advisors manage more than $5 million, as of June 30, 1997, July 1, 1997, December 31, 1997 and January 1, 1998 are accurately set forth in Annex 4.3 hereto, together with a brief summary of the fee or profit allocation arrangements in effect with respect to each such client. Other than as set forth on Annex 4.3, there are no agreements or understandings pursuant to which any Advisor has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees, profit allocations or charges payable by or allocable from any of such clients or any investors in any such client.

            Section 4.4. Financial Statements. (a) The Holding Companies and Equityholders have previously delivered to the Parent copies of the audited balance sheets of each Advisor as of December 31 for the fiscal years 1994, 1995 and 1996, and the related audited statements of income, changes in partners' equity and cash flows for the fiscal years 1994, 1995 and 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect thereto, and have delivered to the Parent the audited balance sheet of each Advisor as of December 31, 1997, together with related notes thereto (the "Company Balance Sheets") and the related audited statements of income for the fiscal year then ended (collectively, the statements referred to in clauses
(i)-(ii) above being referred to as the "Company Financial Statements"). The audited balance sheets of the Advisors referred to in the previous sentence (including the related notes) fairly present the financial position of the Company as of the dates thereof, and the other Company Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the results of the operations, cash flows and changes in partners' equity of the Advisors for the respective fiscal periods therein set forth; and each of such statements of the Company (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved.

            (b) Except for (i) liabilities or items set forth in Annex 4.4, (ii) liabilities that are fully reflected in the Company Financial Statements or fully reserved against on the Company Balance Sheets, (iii) liabilities that were incurred in the Ordinary Course of Business on or prior to the date of the Company Balance Sheets which are not required by GAAP to be reflected in the Company Financial Statements or which were fully reserved against on the Company Balance Sheets, (iv) liabilities incurred since the date of the Company Balance Sheet, none of which, individually or in the aggregate, are material to the business or operations of the Advisors, (v) liabilities the incurrence of which is expressly permitted by this Agreement or authorized by the Parent in writing, and (vi) nonmonetary obligations arising under the terms of any agreement other than obligations arising as a result of a breach thereof or default thereunder, the Advisors do not have any liabilities, whether absolute, accrued, contingent or otherwise and whether known or unknown or due or to become due.

            Section 4.5. Compliance with Applicable Law. (a) Except for instances of failure that would not have a Material Adverse Effect, each Advisor, Equityholder and Pooled Product and each employee of each of them holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of the Advisors and each such Pooled Product and the conduct of the respective businesses of the Advisors and each such Pooled Product under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to the Advisors, any Pooled Product or any of their respective assets, properties or operations, and neither any Advisor nor any Equityholder knows of any violations of any of the above or has received notice asserting any such violation. To the Holding Companies' and Equityholders' knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

                  (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Advisors, no Governmental Authority has initiated any pending proceeding or, to the knowledge of any Holding Company or such Equityholder, any pending investigation into the business or operations of any Advisor or any of their partners, officers, directors or employees in their capacity as such with the Advisors. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of any Advisor or any Pooled Product.

                  (c) Each Advisor has at all times rendered investment advisory services to investment advisory clients, including Pooled Products, with whom such Advisor is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients made available to such Advisor, prospectuses, board of director or trustee directives and Applicable Law.

                  (d) Except for such instances of failure to make filings or payments which, either individually or in the aggregate, would not have a Material Adverse Effect, each Holding Company, Manager and Pooled Product has timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Authority, in a form which was accurate in all material respects and have paid all fees and assessments due and payable in connection therewith.

                  (e) None of the Advisors, Equityholders or employees of any of them is obligated to be registered with or have any license or permit from any Governmental Authority or self-regulatory body. As of their respective dates, the SEC Documents of the Advisors and Equityholders complied in all material respects with the requirements of the Securities Laws applicable to such SEC Documents. The Holding Companies have previously delivered or made available to the Parent a complete copy of each SEC Document filed by the Advisors or Equityholders since December 31, 1994 and prior to the date hereof and will deliver to the Parent at the same time as the filing thereof a complete copy of each SEC Document filed after the date hereof and prior to the Closing Date by or on behalf of any of them.

            Section 4.6. Books and Records. Each Advisor and Pooled Product has at all times since formation maintained Records which accurately reflect all its material transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management's general or specific authorization, as applicable, and (ii) beginning with the period ending June 30, 1997, recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

            Section 4.7. Ineligible Persons. None of the Advisors or Equityholders or any "affiliated person" (as defined in the Investment Company
Act) of any thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Advisors or Equityholders or any "associated person" (as defined in the Advisers Act or the Exchange Act) of any thereof, is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Advisors or Equityholders or any "affiliated person" (as defined in the Investment Company Act) of any thereof is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 4.8. Company Assets. The Advisors have good and marketable title to all material Company Assets and good and insurable leasehold interests in the Leased Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Annex 4.8 contains a true and complete list of all Operating Sites. The Advisors do not own any Real Property.

            Section 4.9. Company Contracts. Annex 4.9 lists under separate headings, and the Holding Companies have made available to Parent copies of: (a) each Company Contract that is not cancellable without penalty by the Advisor party thereto upon 90 days or less notice or that involves the receipt or payment by the Advisor party thereto in any of the two prior fiscal years (or is reasonably likely to involve the receipt of payment by the Advisor party thereto in the current or any future fiscal year) of an amount in excess of $50,000, (b) each Company Contract with one or more of the Equityholders or members of their Immediate Families or entities in which any of them has greater than a 5% equity interest, and (c) each other Company Contract material to the business, governance, operations or financial condition of any Advisor party thereto. The Holding Companies have made available to the Parent copies of all sales, marketing and account solicitation agreements and material marketing arrangements of each Advisor. Each Advisor has duly performed all its material obligations under each Company Contract to which it is a party, in each case, to the extent that such obligations have accrued; no breach or default, alleged breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a breach or default thereunder, or would permit termination or acceleration thereof by any party thereto, has occurred, or, as a result of this Agreement or the performance by any Advisor party thereto of any of its covenants or obligations hereunder, will occur; excluding from the foregoing any instances which would not have a Material Adverse Effect, and to the Holding Companies' and such Equityholder's knowledge, each Company Contract is valid and binding on the Advisor party thereto and on all of the other parties thereto, is in full force and effect and is enforceable in accordance with its terms.

            Section 4.10. Technology and Intellectual Property. The electronic data processing, information, communications, telecommunications and computer systems, databases, Software and Intellectual Property which are used by the Advisors in their businesses (collectively, the "Technology Systems") are adequate for their intended use and for the operation of the Operating Sites as currently operated and the Advisors own or have the right to use all components of the Technology Systems. There has not been any material malfunction with respect to any of the Technology Systems which has had or could have a Material Adverse Effect.

            Section 4.11. Legal Proceedings. Neither any Holding Company, Adviser or Equityholder nor any Pooled Product is a party to any, and there are no pending or, to such Equityholder's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against any Holding Company, Advisor or Equityholder or any Pooled Product or any of their respective properties, assets, partners, directors, officers or employees which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect, or that challenges any of the transactions contemplated by this Agreement or any of the Related Documents, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon any Holding Company, Advisor or Equityholder or any Pooled Product or any of their respective properties, assets, officers or employees which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

            Section 4.12. Taxes and Tax Returns.

                  (a) Each Advisor has timely filed all Tax Returns required by Applicable Law to be filed by it on or before the date hereof, taking into account any extensions of the time within which to file such returns. All such Tax Returns are true, complete and correct in all material respects.

                  (b) All Taxes attributable to any Advisor that are or were due and payable (without regard to whether such Taxes have been assessed) have been paid. Each Advisor has made adequate provisions on its books and records in accordance with prior accounting practices, consistently applied, for the payment of all Taxes reasonably expected to be due and payable with respect to the current and any prior tax periods.

                  (c) Each Advisor has complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes by such Advisor (including, without limitation withholding of Taxes pursuant to Code sections 1441 and 1442 or similar provisions under any state or foreign law) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under all Applicable Laws.

                  (d) Neither any Advisor nor any predecessor company has executed or filed with the IRS or any other Taxing Authority any agreement or other document extending, or having the effect of extending, the period for the assessment or collection of any Taxes.

                  (e) There are no Encumbrances for Taxes upon any of the Company Assets other than Encumbrances for Taxes not yet due or payable.

                  (f) No power of attorney has been granted by any Advisor or any Holding Company with respect to any Advisor with respect to any matter relating to Taxes which is currently in force.

                  (g) No Advisor is a party to or bound by any agreement providing for the allocation or sharing or indemnification of any Taxes.

                  (h) There are no claims, audits, suits, proceedings, or investigations now pending against or with respect to any Advisor with respect to any Taxes.

                  (i) Each Advisor is properly treated as a "partnership" under the Code. Neither any Advisor nor any predecessor has been a member of an affiliated group filing a consolidated, combined, or unitary Tax Return.

                  (j) No Advisor has or will have any liability for the Taxes of any other Person as a transferee or successor, or otherwise.

                  (k) No Advisor has filed and none will file a consent pursuant to Code section 341(f) or agreed to have Code section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code section 341(f)(4)).

                  (l) No Advisor is a party to any agreements, contracts, or arrangements that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code section 280G. The consummation of the transactions contemplated hereby will not cause any payments to be made by any Advisor to become subject to the limitations imposed under Code section 280G.

            Section 4.13. Insurance. The Advisors maintain with reputable insurers worker's compensation, business personal property and business owners insurance.

            Section 4.14. Labor and Employment Matters. Excluding instances which would not give rise to a Material Adverse Effect, (a) (1) No Advisor has engaged in any unfair labor practice which could reasonably be expected to result in any material liability to any Advisor; (2) there is no labor strike, dispute, slowdown or stoppage pending or threatened against any Advisor; (3) no union is currently certified or recognized, there is no union representation question, no employee representative body or bodies and no union or other organizational activity that would be subject to the National Labor Relations Act (29 U.S.C. ss. 151 et seq.) exists or, to the Equityholders' knowledge, is threatened with respect to the operations of any Advisor; (4) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to such Equityholder's knowledge, no claims therefor exist or are threatened with respect to the operations of any Advisor; and (5) no Advisor is delinquent in any material respect in payments to any of its current or former partners, officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and (6) in the event of termination of the employment of any employee of any Advisor, neither the Advisor or LLC-1, LLC-2 or LLC-3 nor the Parent or any of its Affiliates will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

                  (b) No Advisor has had any claim made against it by any Person before any Governmental Authority in respect of employment with such Advisor or discrimination or harassment on account of sex, race or other characteristic protected by law and there are no pending or to such Equityholder's knowledge, threatened proceedings in relation thereto.

            Section 4.15. Benefit Plan Obligations. (a) Annex 4.15(a) contains a true and complete list of each commission, bonus, deferred compensation, incentive compensation, stock purchase, stock option, share scheme, equity-based award, severance, redundancy or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe, other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement (a "Plan") as of the date hereof sponsored, maintained, or contributed to or required to be contributed to by any Advisor or any ERISA Affiliate (as defined below) for the benefit of any employee or terminated employee of any Advisor, or any ERISA Affiliate. No proposal has been announced to establish any other program for providing such benefits. For purposes of this Agreement, "ERISA Affiliate" means any entity or Person that together with any Advisor would be deemed a "single employer" within the meaning of section 4001 of ERISA or would be considered as being "members" of a controlled group of corporations within the meaning of section 414 of the Code with any Advisor. Each Plan may be modified or terminated by the Advisor party thereto, or the applicable ERISA Affiliate, without liability to any Advisor, or their ERISA Affiliates, subject only to claims filed or occurred prior to such modification or termination. True and correct copies of each written agreement, declaration of trust or other document pursuant to which a Plan was formed or any Advisor's obligations under a Plan have been established, all amendments thereto, any written interpretations thereof distributed to employees, and all contracts relating thereto or the funding thereof (including, without limitation, all trust or other funding agreements and the most recent financial statements thereof, insurance contracts, administration contracts, and investment management agreements), summary plan descriptions, the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report and the most recent report prepared in connection with any Plan in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions, and the most recent determination letter received form the IRS with respect to each Plan intended to qualify under Section 401 of the Code have been made available to the Parent.

                  (b) Neither any Advisor nor any ERISA Affiliate (i) has ever maintained any Plan which has been subject to Title IV of ERISA or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of Subtitle B of title I of ERISA) or has ever agreed to provide such post-termination benefits.

                  (c) No Plan is a "multi-employer pension plan," as defined in section 3(37) of ERISA.

                  (d) Each Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust maintained thereunder is exempt from taxation under section 501(a) of the Code.

                  (e) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to the Parent, or will be promptly furnished to the Parent when made) with respect to any of the Plans before the IRS or Department of Labor. There are no pending, or, to the knowledge of the Equityholders, threatened or anticipated actions, suits, or claims by or on behalf of any Plan, by any employee or beneficiary covered thereunder, or otherwise involving any such Plan (other than routine claims for benefits).

            Section 4.16. No Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from any Holding Company, Advisor or Equityholder in connection with this Agreement or the transactions contemplated hereby.

            Section 4.17. Absence of Changes. Since December 31, 1997, except as contemplated by this Agreement, neither any Advisor nor any Pooled Product has taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of
Section 6.1 hereof.

            Section 4.18. The Equityholders. Neither such Equityholder nor any member of the Immediate Family of such Equityholder (excluding for this purpose, Lawrence Golub) (a) is a competitor of, or a party to any transaction or contract or arrangement with, any Advisor, (b) serves as an officer, director, employee, consultant, partner, member or in similar capacity of any competitor of any Advisor or any Person which has a contract or agreement with any Advisor or (c) owns directly or indirectly (other than in or through beneficial ownership of less than 5% of the outstanding securities of a publicly traded company) any interests in any competitor or any Person that has a material contract or agreement with any Advisor.

            Section 4.19. Additional Representations Regarding Pooled Products.

                  (a) True, correct and complete copies of any offering documents, subscription agreements, administrative services distribution and solicitation agreements and custody agreements pertaining to each of the Pooled Products have been made available to the Parent. Such offering materials did not, at any time such materials were made available to investors or prospective investors, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

                  (b) True, correct and complete copies of the audited financial statements, prepared in accordance with GAAP, of each of the Pooled Products for the fiscal years from inception or 1994, whichever is later, through 1997 have been made available to the Parent. Each of such financial statements is consistent with the books and records of the applicable Pooled Product, and presents fairly the consolidated financial position of such

Pooled Product in accordance with GAAP applied on a consistent basis (except as otherwise noted therein) at the respective date of such financial statements and the results of operations and cash flows for the respective periods indicated, except in the case of the interim financial statements which are subject to normal year-end adjustments which in the aggregate are not material. Such financial statements reflect and disclose all material changes in accounting principles and practices adopted by the applicable Pooled Product during the periods covered by each such financial statement. The books of account of each Pooled Product fairly reflect its transactions.

                  (c) There are no special restrictions, consent judgments or orders of any Governmental Authority on, or with regard to, any Pooled Product. Since inception, each Pooled Product has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof, as applicable, or has been unregulated thereunder by virtue of Section 7(d) thereof. Since inception each Pooled Product has been duly registered and in good standing under the laws of each jurisdiction in which such qualification has been necessary, except where the failure to be duly registered and in good standing would not have a Material Adverse Effect.

                  (d) All interests of each Pooled Product were sold pursuant to a valid and effective exemption from registration under the Securities Act and each other Applicable Law and have been duly authorized and are validly issued.

                  (e) All consent solicitation materials to be prepared for use by the Pooled Products in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, in each case, will, insofar as it contains or consists of information supplied by any Manager, be accurate and complete and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (f) Each Pooled Product has timely filed or will file or cause to be filed on a timely basis all Tax Returns required by Applicable Law to be filed by it on or before the Closing Date, taking into account any extensions of the time within which to file such returns. All such Tax Returns are true, complete and correct in all material respects and all Taxes attributable to any Pooled Product that are or were due and payable (without regard to whether such Taxes have been assessed) have been paid.

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE PARENT

            Except as set forth in writing in a Schedule delivered to the Equityholders prior to the date hereof, by reference to the appropriate section, subsection or clause hereof, the Parent represents and warrants to the Equityholders as follows (with each such representation and warranty as to a Manager, its business, its officers, directors or employees or any of its affiliated persons expressly qualified as to knowledge).

            Section 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Parent has the corporate or other requisite power and authority to carry on its business as it is now being or is currently proposed to be conducted, to own or use the properties and assets that it purports to or currently proposes to own or use, and is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or use of the properties used by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business of Parent or on the ability of Parent to complete the transactions contemplated hereby ("Parent Material Adverse Effect"). The charter and by-laws and any amendments thereto of Parent, complete and correct copies of which are currently in effect, have heretofore been delivered or made available to each Equityholder, have been filed with or notified to any applicable Governmental Authority in accordance with all statutes, laws, ordinances, rules, public administrative interpretations, regulations, orders, writs, injunctions, directives, judgments, decrees or other requirements of any Governmental Authority applicable to Parent and its properties, assets, officers, directors, employees and agents ("Legal Requirements"). None of the Parent Common Stock has been issued in violation of any Applicable Law.

            Section 5.2. Authority; No Violation; Consents.

                  (a) The Parent has full power, right and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of the Parent and no other proceedings on the part of the Parent are necessary to approve this Agreement or such Related Agreements or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and such Related Agreements has been duly and validly executed and delivered by the Parent. Assuming the due authorization, execution and delivery of this Agreement and each of the Related Agreements by the other parties hereto, each of this Agreement and such Related Agreements constitutes a legal, valid and binding obligation of the Parent, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by Parent nor the consummation by them of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the assets of Parent as of the date hereof or as of the Closing, as applicable ("Parent Assets") under any of the terms, conditions or provision of
(x) the organizational documents of Parent, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent is a party or by or to which it or any of its properties may be bound or subject; or (ii) violate any Applicable Law.

                  (c) Except as is expressly contemplated hereby, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement or any Related Agreement.

            Section 5.3. No Actions, Suits or Proceedings. There is no pending action, suit or proceeding, nor, to the knowledge of the Parent, has any litigation been threatened, against the Parent or any of its subsidiaries, properties, assets, directors, officers, employees or Affiliates before any Governmental Authority or otherwise which, if adversely determined, individually or in the aggregate, would have a Parent Material Adverse Effect, or that questions the validity or legality of this Agreement or any of the Related Agreements or of the transactions contemplated hereby or thereby, or which seeks to prevent the consummation of the transactions contemplated hereby or thereby and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Parent or any of its Affiliates which, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect.

            Section 5.4. Financial Statements. The Parent has previously delivered to the Equityholders copies of (i) the audited balance sheets of the Parent on a consolidated basis as of December 31 for the fiscal year 1996 and the related audited statements of income, changes in stockholders' equity and cash flows for the fiscal year 1996, inclusive, together with the related notes thereto, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to the Parent, and (ii) the unaudited balance sheet of the Parent on a consolidated basis as of December 31, 1997, together with related notes thereto (the "Parent Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity and cash flows for the fiscal year then ended (collectively, the statements referred to in clauses (i)-(ii) above being referred to as the "Parent Financial Statements"). The audited balance sheets of the Parent referred to in the previous sentence (including the related notes) fairly present the financial position of the Parent on a consolidated basis as of the dates thereof, and the other Parent Financial Statements fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the results of the operations, cash flows and changes in stockholders' equity of the Parent on a consolidated basis for the respective fiscal periods therein set forth; and each of such statements of the Parent (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved. As of the respective dates of such financial statements, Parent had no known liabilities of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise), except for liabilities reflected or reserved against in the Parent Balance Sheet.

            Section 5.5. Capitalization. As of the date of this Agreement, the Parent has authorized capital stock consisting of (a) 100,000,000 shares of Parent Common Stock, of which 7,365,000 shares are outstanding and 4,775,180 shares are reserved for issuance and (b) 2,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares are outstanding. As of the date of this Agreement, the Parent has outstanding options to purchase an aggregate of 748,000 shares of Parent Common Stock. In addition to the foregoing amount, Parent will reserve for issuance an aggregate of 2,285,000 shares of Parent Common Stock (subject to adjustment) upon conversion of the Debenture and for potential issuance in connection with Section 3.2(c) and issue additional securities convertible into shares of Parent Common Stock in connection with the purchase of preferred equity interests in certain investment advisory firms. Each outstanding share of Parent Common Stock is, and upon issuance and delivery thereof in accordance with the terms of Section 3.2 hereof each share constituting Purchase Price will be, duly and validly authorized and issued, fully paid and nonassessable.

            Section 5.6. Compliance with Applicable Law.

                  (a) Except for instances of failure that would not have a Parent Material Adverse Effect, the Parent and each Affiliate of the Parent holds, and has at all pertinent times held, all licenses, franchises, permits, qualifications and authorizations (collectively, "Permits") necessary for the lawful ownership and use of the respective properties and assets of their respective business and the conduct of their respective business and under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to any of their assets, properties or operations, and the Parent does not know of any violations of any of the above and has not received notice asserting any such violation. To the Parent's knowledge, all such Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof or proceedings related thereto.

                  (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Parent and its Affiliates, no Governmental Authority has initiated any pending proceeding or, to the knowledge of the Parent, any pending investigation into the business or operations of the Parent or any of or any Affiliate, or of any of their officers, directors or employees or, to the knowledge of Parent, any pending proceeding or investigation into the business or operations of the Parent's Subsidiaries. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any examination of the Parent or its Affiliates.

            Section 5.7. Eligibility. None of the Parent, its Affiliates, or any "affiliated person" (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. None of the Parent, its Affiliates, or any "associated person" (as defined in the Advisers Act or the Exchange Act) of any of them, is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or broker-dealer or as an associated person to a registered investment adviser. None of the Parent, its Affiliates, or any "affiliated person" (as defined in the Investment Company
Act) of any of them thereof is subject to a "statutory disqualification" pursuant to Section 3(a)(39) of the Exchange Act.

            Section 5.8. No Broker. Other than George Amrhein, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, the Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby, it being understood and agreed that the fees and costs due to George Amrhein or any of his Affiliates shall be the sole responsibility of the Parent.

            Section 5.9. Other Instruments. Neither AAC nor any of its Affiliates is the issuer of any obligation of a "comparable character" to the Debenture that is "readily tradable in an established securities market," nor is the Debenture "part of an issue or series of issues" that are "readily tradable in an established securities market." For purposes of this representation, the terms quoted in the preceding sentence shall be interpreted consistently with Treas. Reg. ss. 15A.453-1(e)(4)(ii).

                                   ARTICLE VI.

                                    COVENANTS

            Section 6.1. Conduct of Business. (a) During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law and disclosed to the Parent, as expressly contemplated or permitted by this Agreement or with the prior written consent of the Parent, each Advisor shall, and each Advisor, to the extent within its control and consistent with its duties thereto, shall cause each Pooled Product to: (i) carry on its respective business in the Ordinary Course of Business consistent with past business practice; (ii) use commercially reasonable efforts to preserve its respective present business organization and relationships;
(iii) use commercially reasonable efforts to keep available the present services of its employees (it being understood and agreed that an Advisor (x) shall not be obligated to increase the compensation or benefits of any person and (y) shall not be restricted in terminating the employment of any Person who is not an Equityholder, if such termination is consistent with prudent business practice); (iv) use commercially reasonable efforts to preserve and enhance its assets under management and profitability and the goodwill and relations of its clients and others with whom business relationships exist consistent with past practice; (v) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral (except for normal, recurring expenditures incurred in the Ordinary Course of Business), in any amount in excess of $50,000 in respect of any individual arrangement or any contract, agreement, understanding or other arrangement, whether written or oral, with any of the Equityholders, any parent, sibling, spouse or child thereof, any parent, sibling, spouse or child of any of the foregoing or any Affiliate of any of the foregoing; (vi) not take or omit any action that would or could result in any of their representations and warranties set forth herein or in any of the Related Agreements being or becoming untrue in any material respect or any of their agreements herein or therein being breached in any material respect; (vii) not amend the partnership agreement, articles of incorporation, by-laws or any similar organizational documents; (viii) not grant, issue or sell any security of which the Company is the issuer; (ix) not effect any recapitalization, leveraging of its partners' equity, reclassification, stock dividend, stock split or like change in capitalization of any Advisor; (x) not capitalize any lease obligation of any Advisor regardless of when such lease obligation was entered into; and (xi) not enter into any agreement or understanding with respect to any of the foregoing matters.

                  (b) Upon request by Parent, from time to time prior to the Closing Date the Holding Companies and Equityholders shall update or cause to be updated each of the Schedules and Annexes to this Agreement required pursuant to
Article I or Article IV hereof to reflect changes to the information set forth therein occurring through a date not more than two days prior to the Closing Date. For purposes of determining the accuracy of the representations and warranties of the Holding Companies and Equityholders contained in Article IV in order to determine the fulfillment of the condition set forth in Section 7.1(a), the Schedules and Annexes delivered by them shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. For purposes of determining the accuracy of the representations and warranties of the Holding Companies and Equityholders contained in Article IV in order to determine any indemnification obligation of the Equityholders pursuant to
Article VIII, the Schedules and Annexes delivered by the Equityholders shall not be deemed to include any information contained in any subsequent supplement or amendment thereto.

                  (c) The Holding Companies and Equityholders shall cause each Advisor to prepare and deliver to the Parent within 15 days after the end of each month after the date hereof and prior to the Closing Date an unaudited balance sheet of such Advisor and the related unaudited statement of income of such Advisor, together with notes describing significant differences between the information therein and the requirements of GAAP. The Holding Companies and Equityholders shall engage Ernst & Young to audit the balance sheet and statements of income changes in partners' equity and cash flows of the Advisors as at and for the year ended December 31, 1997 and as at and for any other period required in connection with the IPO and shall deliver such audited financial statements, and the audit reports related thereto promptly upon receipt thereof.

            Section 6.2. Advisory Contract Consents and Approvals and Other Actions. As soon as reasonably practicable and in any event by the 15th Business Day following the filing of the Draft S-1, the Holding Companies and Equityholders shall cause the Advisors (a) to notify in writing the general partner or other controlling body of each Pooled Product and the investors in each of the Pooled Products and to notify in writing each other investment advisory client of the transactions contemplated by this Agreement, and such notification shall be provided to the Parent for its prior review, (b) to request the written consent of the general partner controlling body of each Pooled Product and each other investment advisory client (it being understood and agreed that investors in the Pooled Products are not in such capacity clients of the Company) to the assignment of their investment advisory agreements deemed to occur as a result of the consummation of such transactions and (c) to use reasonable efforts to obtain such consents.

            Section 6.3. Confidentiality and Announcements.

                  (a) None of the parties or any of their respective Affiliates, except as otherwise required by Applicable Law, shall disclose publicly any of the contents hereof other than as required by Section 6.2 or by Applicable Law upon prior notice to Advisors or the Parent, as the case may be.

                  (b) Advisors and the Parent shall agree with each other on behalf of all the parties as to the form and substance of any press release related to this Agreement and the Related Agreements or the transactions contemplated hereby and thereby; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties if practicable, from making any disclosure which its counsel concludes is required by law.

            Section 6.4. Expenses. Except as provided elsewhere herein, the Holding Companies and the Equityholders shall bear the direct and indirect expenses of the Holding Companies, Equityholders and Advisors, respectively, and the Parent shall bear the direct and indirect expenses of the Parent, incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. In the event the IPO does not occur, the Parent shall bear the expenses incurred in connection with the audit of the Holding Companies and Advisors for all periods prior to the Closing.

            Section 6.5. Release of Each Manager. At the Closing, each of the Holding Companies and the Equityholders shall deliver to each Advisor for the benefit of the LLCs, and the Parent a Release (each, a "Release") in the form annexed hereto as Exhibit 6.5 releasing and forever discharging each Advisor from any and all causes of action, rights or claims that any such person may have had in the past, may now have or may have in the future related to, connected with, or arising out of such Person's status as a partner of such Advisor prior to the Effective Time.

            Section 6.6. Covenants of the Parent. During the period from the date of this Agreement and continuing through the Closing Date, except as required by Applicable Law or with the prior written consent of Advisors, the Parent shall not take any action, or fail to take any action, that would, or could reasonably be expected to (i) result in any of the Parent's representations and warranties set forth in this Agreement or any of the Related Agreements being or becoming untrue in any material respect except that Parent expects to issue or agree to issue additional shares of capital stock of Parent and securities convertible into or exchangeable for capital stock of Parent;
(ii) result in a material violation of any provision of this Agreement or any of the Related Agreements; or (iii) adversely affect or materially delay the receipt of any of the requisite regulatory approvals.

            Section 6.7. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Holding Companies and the Equityholders shall afford to the Parent and its authorized agents and representatives reasonable access, upon reasonable prior notice and during normal business hours, to contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such similar aspects of the business of the Advisors and the Pooled Products as the Parent shall reasonably request and the Parent shall afford to the Holding Companies and the Equityholders and their authorized agents and representatives the same degree of access regarding the business of the Parent; provided, however, that such investigations shall be conducted in a manner which does not unreasonably interfere with the other party's normal operations, customers and employee relations. No investigation pursuant to this Section 6.7 or otherwise shall affect or limit the representations and warranties of the Holding Companies and the Equityholders or of the Parent, as the case may be, set forth herein.

            Section 6.8. Regulatory Matters; Third Party Consents. (a) The Holding Companies and the Equityholders, on the one hand, and the Parent, on the other hand, shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities and to satisfy all conditions which are necessary to consummate the transactions contemplated by this Agreement (it being understood that the Holding Companies and the Equityholders shall be responsible for obtaining all such approvals, waivers and consents from such parties with whom the Advisors are in contractual privity including all investment advisory clients). If any required consent of or waiver by any third party (excluding any Governmental Authority and consents of clients under investment advisory agreements) is not obtained prior to the Closing, the Holding Companies and the Equityholders or the Parent, as the case may be, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek an alternative arrangement to achieve the economic results intended.

            Section 6.9. Insurance. The Advisors will maintain in effect at least until and including the Closing Date or will make all commercially reasonable efforts to obtain all casualty, public liability and other policies of insurance maintained by the Advisors on the date hereof, relating to the business of the Advisors, the Operating Sites and the other Company Assets, or will procure comparable replacement policies and maintain such replacement policies in effect at least until and including the Closing Date.

            Section 6.10. Notification of Certain Matters. Each party shall give prompt notice to the other parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement or any Related Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any of its covenants or agreements in this Agreement or any Related Agreement and any failure of any condition to another party's obligation to complete the transactions contemplated hereby to be satisfied.

            Section 6.11. No Solicitation. Except as permitted herein or contemplated hereby, until the termination of this Agreement pursuant to Section 10.1, none of the Holding Companies, Equityholders or Advisors or their officers, directors, employees, agents or representatives of any of them will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any Person relating to the possible acquisition of any equity interests in or assets (other than Excluded Assets) of any of the Advisors by any Person other than the Parent and its Affiliates.


            Section 6.12. Registration Rights; Lockup Agreements. ****[This section (approximately half a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****


            Section 6.13. Standstill. Each of the Holding Companies and Equityholders agrees that it will not acquire beneficial ownership (whether through purchase, formation or inclusion in a group or otherwise) of any shares of voting stock of the Parent if such acquisition would increase the percentage of shares of voting stock of the Parent beneficially owned by such Person above the percentage owned immediately after the Closing, including shares which may be acquired upon the conversion of the Debentures. Each of the Holding Companies and Equityholders agrees that it will not vote or give consent with respect to any shares of capital stock of the Parent over which it has voting power in any manner contrary to the recommendation of the Board of Directors of the Parent unless the Holding Companies and Equityholders determine that such vote or consent shall be adverse to their interests as stockholders.

            Section 6.14. Cash at Closing. As of the Closing Date, the Advisors shall have cash on hand of at least two thousand five hundred dollars ($2,500) for each calendar day remaining, including the Closing Date, in the month during which the Closing shall occur. For the purposes of this Section, cash shall include cash equivalents and receivables that are presently due or due on or before the third business day after the Closing Date and are considered by the Advisors to be fully collectible.

                                  ARTICLE VII.

                              CONDITIONS TO CLOSING

            Section 7.1. Conditions to the Parent's Obligations. The obligations of the Parent to effect the transactions contemplated hereby shall be subject to the following conditions any one or more of which may be waived in writing by the Parent in whole or in part:

                  (a) Each of the representations and warranties of the Holding Companies and Equityholders set forth in this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto shall be true and correct in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the first business day following the IPO as though made on and as of the first business day following the IPO (allowing for such changes thereto as have occurred in the Ordinary Course of Business), provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.1(a) and not for purposes of determining liability under
Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respects only if the failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Material Adverse Effect exceptions do not represent in the aggregate a Material Adverse Effect and such Material Adverse Effect is not susceptible to cure by Seller within thirty (30) days after written notice thereof is given by Buyer.

                  (b) The Holding Companies, Equityholders and Advisors shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

                  (c) The Holding Companies and Equityholders shall have delivered to the Parent a certificate dated as of the Closing Date, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this
Section 7.1;

                  (d) Each Advisor shall have obtained from each of its clients any necessary consent or approval if any in accordance with Section 6.2 hereof;

                  (e) Each of the Employment Agreements shall be in full force and effect without any breach thereof by the individual party thereto;

                  (f) The IPO shall have occurred.

                  (g) No requisite regulatory approval shall impose any term, condition or restriction upon the Parent or any of its Affiliates that the Parent reasonably determines would so materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement to the Parent as to render inadvisable in the reasonable good faith judgment of the Parent the consummation of the transactions contemplated hereby;

                  (h) The dollar-weighted average total return (net of fees and expenses) of the net assets under management by the Advisors for the period from January 1, 1998 through the first business day after the IPO shall not be worse than -5.0% and no event shall have occurred since December 31, 1997 through the first business day after the IPO which has had or could reasonably be expected to have, individually or in the aggregate with any other event, a Material Adverse Effect; provided, however, that any decrease in assets under management shall not cause a failure of this condition to be satisfied, it being agreed that decreases in net assets shall be treated in accordance with Section 3.2(a);

                  (i) The Parent shall have received the opinion of counsel to the Holding Companies, Equityholders and Advisors dated the Closing Date and substantially in the form annexed hereto as Exhibit 7.1(i);

                  (j) The Parent shall have received evidence that Jeffrey Schwarz and Karen Finerman are insurable with respect to both key-man life insurance and disability insurance policies.

            Section 7.2. Conditions to the Holding Companies', Equityholders' and Advisors' Obligations. The obligation of the Holding Companies, Equityholders and Advisors to effect the transactions contemplated hereby shall be subject to the following conditions which may be waived in writing by them:

                  (a) Each of the representations and warranties of the Parent contained in this Agreement, any Related Agreement or any schedule, Exhibit or Annex hereto or thereto shall be true in all material respects as of the date of this Agreement and (except to the extent any such representation or warranty speaks as of or is limited to an earlier date) as of the Closing Date with the same effect as though made on and as of the Closing Date; provided, however, that solely for purposes of determining the satisfaction of the conditions contained in this Section 7.2(a) and not for purposes of determining liability under Section 8 hereof or otherwise, no effect shall be given to any exception in such representations and warranties relating to knowledge, materiality, or a Parent Material Adverse Effect, and such representations and warranties shall be deemed to be true, correct and complete in all material respect only if the failure or failures of such representations and warranties to be so true, correct and complete without regard to knowledge, materiality, and Parent Material Adverse Effect exceptions do not represent in the aggregate a Parent Material Adverse Effect;

                  (b) The Parent shall have performed and complied in all material respects with all covenants, obligations and conditions required by this Agreement, any Related Agreement or any Schedule, Exhibit or Annex hereto or thereto to be performed or complied with by them at or prior to the Closing Date;

                  (c) The Parent shall have delivered to the Holding Companies and Equityholders a certificate, dated as of the Closing Date, from an officer of the Parent confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.2;

                  (d) No requisite regulatory approval shall have imposed any term, condition or restriction upon the LLCs that the Equityholders reasonably determine would so materially adversely affect the economic or business benefits to the Holding Companies and Equityholders of the transactions contemplated by this Agreement as to render inadvisable in the reasonable good faith judgment of the Equityholders the consummation of the transactions contemplated hereby;

                  (e) The Holding Companies and Equityholders shall have received the opinion of counsel to the Parent, dated the Closing Date, substantially in the form annexed hereto as Exhibit 7.2(e).

                  (f) The IPO shall have occurred.

            Section 7.3. Satisfaction of Conditions - IPO. Upon the occurrence of the IPO, the conditions of all parties hereto which are or have been satisfied as of the business day following the IPO shall be deemed to be satisfied if such conditions are otherwise satisfied for all times thereafter until the Closing.

            Section 7.4. Mutual Condition. The obligations of each of the Holding Companies, Equityholders and Advisors, on the one hand, and the Parent, on the other hand, to effect the Closing shall be subject to the condition that no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby. In addition, each of the parties hereto shall promptly notify each other party hereto upon such time as, in any such party's reasonable judgment, any of the Closing Conditions in Sections 7.1, 7.2 or 7.3 hereof are unlikely to be satisfied as of July 31, 1998.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

            Section 8.1. Obligations of the Shareholders. From and after the Closing Date, the Holding Companies and the Equityholders hereby agree, severally in proportion to their interests in the Advisors immediately prior to the Closing (provided that each Equityholder shall also be responsible for any failure by a Holding Company to provide any required indemnification to the extent provided herein), to indemnify, defend and hold harmless the Parent and its employees, officers, partners and other Affiliates (other than the LLCs or other Managers) from and against any and all Losses (other than any Losses for or relating to Taxes, which shall be subject to the provisions of Article IX of this Agreement and other than intercompany obligations) which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties of the Holding Companies and the Equityholders, or any covenant or agreement of the Holding Companies and the Equityholders, made in or pursuant to this Agreement or any Related Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (a), no effect shall be given to any qualification regarding knowledge, materiality, Material Adverse Effect or Parent Material Adverse Effect) and (b) the activities, conduct, business or operation of any of the Advisors or any of the Pooled Products prior to the Closing, or arising out of facts, events or circumstances regarding any Manager or any Pooled Product existing prior to the Closing.

            Section 8.2. Obligations of the Parent. From and after the Closing Date, the Parent shall indemnify, defend and hold harmless the Holding Companies and the Equityholders from and against any Losses which they may suffer, incur, or sustain arising out of, attributable to or resulting from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Parent in or pursuant to this Agreement or any Related Agreement prior to the Closing (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this Section 8.2, no effect shall be given to any qualification regarding knowledge other than with respect to Sections 5.3 (to the extent it relates to Managers) and 5.6(b)) or materiality or Parent Material Adverse Effect.

            Section 8.3. Procedure. (a) Notice of Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party within 15 days after its receipt of a written assertion of liability from the third party; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

                  (b) Defense. Except as otherwise provided herein, the Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim, notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the Third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim, or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense and compromise of such Third Party Claim insofar as it relates to the Indemnified Party. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel to the Indemnifying Party or Parties and the Indemnified Party provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel for the Indemnified Parties other than local counsel. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim (unless the sole relief payable to a third party in respect of such Third Party Claim is monetary damages that are paid in full by the party settling or compromising such claim and the settlement or compromise includes a complete release of the other party or parties hereto) over the objection of the other, provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

                  (c) Settlement. If a settlement offer solely for money damages is made by a third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnifiable Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the Indemnifying Party's willingness to settle or compromise such Third Party Claim and (B) the aggregate Losses of the Indemnified Party with respect to such claim.

                  (d) Miscellaneous. The procedures set forth in this Section
8.3 shall not apply to any Tax Claim, which instead shall be resolved in accordance with the procedures set forth in Article IX. The procedures set forth in this Section 8.3 shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

            Section 8.4. Notice of Non-Third Party Claims. Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnified Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after discovery of the potential claim; provided, however, that the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VIII by any failure to provide timely notice of the existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

            Section 8.5. Survival of Indemnity. Any matter as to which a claim has been specifically asserted in writing that is pending or unresolved at the end of any applicable limitation period set forth in Section 10.3 hereof shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved in accordance with this Agreement and any amounts payable hereunder are finally determined and paid.

            Section 8.6. Adjustments to Indemnification Obligations. The amount which any Indemnifying Party is or may be required to pay any Indemnified Party pursuant to this Article VIII shall be reduced by an amount equal to any insurance proceeds actually realized and increased by any adverse insurance consequences incurred (such as premium adjustments and other detriments) that affect the overall economic impact of the Losses to the Indemnified Party.

            Section 8.7. Limitation on Indemnification. ****[This section (approximately half of a page) has been omitted pursuant to the confidential treatment request referenced on the cover page hereto. The omitted portion has been filed separately with the Commission.]****

            Section 8.8. Purchase Price Adjustment. Any indemnification payment required to be made by Parent or the Holding Companies or Equityholders pursuant to the terms of this Article VIII may be made, in whole or in part, at the election of the Indemnified Party, first through a reduction of the contingent giveback described in Section 3.2(b) or the contingent consideration described in Section 3.2(c), as the case may be, which the Indemnifying Party was previously entitled to receive. Any indemnification payments made to an Indemnified Party through reduction of the contingent giveback or consideration described in Section 3.2(b) or (c) shall be considered adjustments to the Purchase Price.

            Section 8.9. Exclusive Remedy. After the Closing the sole and exclusive remedy of any party for any inaccuracy, untruth, violation or breach of any representation, warranty, agreement or obligation made in connection with this Agreement and required to be performed prior to the Closing shall be, subject to Section 11.4 hereof, the indemnification contained in this Article VIII and Article IX.

                                   ARTICLE IX.

                                   TAX MATTERS

            Section 9.1. Tax Cooperation. The Holding Companies and Equityholders and the Parent shall each: (a) cooperate in the preparation of any Tax Returns; (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax liability of the Advisors; (c) make available to the other and to any taxing authority, as reasonably requested, all information, records, and documents relating to any Tax; (d) provide timely notice to the other in writing of any written notice received concerning any pending or threatened audits or assessments relating to any Tax liability of the Advisors for which the other may have liability pursuant to Section 9.3 hereunder; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to any Tax for which the other may have liability pursuant to
Section 9.3 hereunder.

            Section 9.2. Tax Returns. The Holding Companies and Equityholders shall be responsible for preparing and filing (or causing the preparation and filing of) any Tax Returns required to be filed by the Advisors as to any period ending on or before the Closing Date. The parties agree with respect to such Tax Returns to determine the income, gain, expenses, losses, deductions, and credits of the Advisors in a manner consistent with prior practices of the Advisors and in a manner that apportions such income, gain, expenses, loss, deductions and credits equitably from period to period; provided, however, that in all events such Tax Returns shall be prepared in a manner consistent with Applicable Law and without prejudice to the rights of indemnification of any party (other than the LLCs) hereunder with respect to any Tax Claim. No amended return may be filed by or on behalf of any Advisor with respect to any period ending on or prior to the Closing Date without the written consent of the Shareholders and Parent which consent shall not unreasonably delayed or withheld.

            Section 9.3. Liability for Taxes.

                  (a) From and after the Closing Date, the Holding Companies and the Equityholders (severally, in proportion to their interests in the Advisors immediately prior to the Closing) shall indemnify the Parent and its Affiliates (other than the LLCs), and hold them harmless from and against, any Taxes imposed on any Advisor or the LLCs (or their successors in interest) for any taxable period of any Advisor ending on or before the Closing Date; provided that such indemnification shall not apply or extend to any Taxes which are properly reflected as a liability on the financial records of an Advisor in accordance with prior practice as of the Closing Date.

                  (b) To the extent Parent receives any refund or credit for Taxes previously paid by or on behalf of a Advisor in respect of any tax period ending on or before the Closing Date (other than any refund or credit reflected on the financial records of such

Advisor in accordance with prior practice as of the Closing Date), such refund or credit shall be promptly paid to the Holding Companies and the Equityholders.

            Section 9.4. Procedures Related to Tax Claims.

                  (a) If any claim for Taxes shall be made by any Taxing Authority against any Advisors (or any successor in interest) or against any Holding Company or Equityholder in respect of any Advisors, the party receiving such claim shall promptly notify the other parties.

                  (b) If such Tax Claim, if successful, might require the Holding Companies and Equityholders to make an indemnity payment pursuant to
Section 9.3(a), the Holding Companies and Equityholders shall have the sole right (but not the obligation) to control, defend, settle, compromise, or contest in any manner such Tax Claim; provided, however, that (i) the Holding Companies and Equityholders shall keep Parent fully informed of any proceedings in connection with such Tax Claim and (ii) Parent shall be entitled to receive copies of all correspondence and documents related to such Tax Claim and may, at its option, observe such proceedings (including any meetings or conferences). No such Tax Claim may be settled by the Holding Companies and Equityholders without the consent of Parent, which consent shall not unreasonably be withheld or delayed. Such consent shall not be necessary to the extent the Holding Companies and Equityholders have indemnified Parent with respect to the economic consequences of such settlement. The costs and expenses incurred in contesting any such Tax Claim shall be borne by the Holding Companies and Equityholders.

            Section 9.5. Survival of Tax Claims and Section 4.12 Representation. Any Tax Claim to be made pursuant to this Article IX shall survive until the closing of the applicable statute of limitations. The representations and warranties made by the Holding Companies and Equityholders in Section 4.12 shall not survive the Closing Date.

            Section 9.6. Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article IX shall be the exclusive means by which any party may recover damages from any other party with respect to any claim based on Taxes pertaining to any Advisor.

            Section 9.7. Payments for Indemnification under Article IX. Any indemnification amounts payable pursuant to this Article IX by a Holding Company or Equityholder shall be paid in the same manner as indemnification payments under Section 8.7.

            Section 9.8. Code Section 754 Election. The Holding Companies and Equityholders and the Parent consent to each of the Advisors and the LLCs making an election under Section 754 of the Code (and a corresponding adjustment to the tax basis of the property owned by each of the Advisors under Section 743 of the
Code).

            Section 9.9. Interim Closing of the Books. The Holding Companies and Equityholders and the Parent agree that each of the Advisors and the LLCs shall undertake an interim closing of its books on the Closing Date for purposes of allocating items of income, gain, deduction and loss among its partners and members.

                                   ARTICLE X.

                              TERMINATION/SURVIVAL

            Section 10.1. Termination. (a) This Agreement may be terminated at any time prior to the Closing as follows:

                        (1) by the mutual written consent of the Parent and the Equityholders;

                        (2) by the Equityholders or by the Parent if it has become reasonably and objectively certain that any of the conditions to the other party's obligation to close the transactions contemplated by this Agreement will not be satisfied on or prior to the date set forth in
      Section 10.1(a)(5) below;

                        (3) by Equityholder, on the one hand, or by the Parent, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other party, which breach would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 7.1(a) (in the case of a breach of representation or warranty by the Holding Companies and the Equityholders) or Section 7.2(a) (in the case of a breach of representation or warranty by Parent) and which breach by its nature cannot be cured prior to the date set forth in
      Section 10.1(a)(5) below;

                        (4) by Equityholders on the one hand, or by the Parent, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Parent (in the case of termination by Equityholders) or on the part of the Holding Companies, Equityholders or Advisors (in the case of termination by the Parent), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other; and

                        (5) at the election of the Parent or Equityholders, if the Closing Date shall not be on or before July 31, 1998.

            Notwithstanding Section 10.1(a)(2)-(5) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to
Section 10.1(a)(2)-(5).

                  (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 10.2.

            Section 10.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect except (i) the confidentiality provisions contained in Section 6.3 shall survive any termination of this Agreement, and
(ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            Section 10.3. Survival of Representations and Warranties. Except as provided in Sections 8.5 and 9.5, the respective representations and warranties of the Holding Companies and the Equityholders and the Parent contained herein and in the certificates of the Holding Companies and the Equityholders and the Parent to be delivered at the Closing, and the right of any Person to initiate a claim under Article VIII, shall expire and be terminated and extinguished *****. Following the appropriate expiration date for any representation or warranty referred to in the previous sentence, except as provided in Sections 8.5 and 9.5, no party shall have any liability whatsoever with respect to any such referenced representation or warranty or any other claim under Article VIII except with respect to claims previously asserted pursuant to Article VIII or IX hereof.

                                   ARTICLE XI.

                                  MISCELLANEOUS

            Section 11.1. Disputes. Except for requests for injunctive relief, specific performance or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held, in the State of New York before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. The award of such arbitrator shall be enforceable in any court having jurisdiction over the parties to such arbitration.

            Section 11.2. Amendments; Extension; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto: provided, however, that the Equityholders may waive in writing the performance by the Parent of any of its representations, warranties, covenants or other agreements and that the Parent may waive in writing the performance by any of the Holding Companies, Equityholders or Advisors of any of its representations, warranties covenants or other agreements and that any party may waive any of the conditions to its obligations to close the transactions contemplated hereby.

            Section 11.3. Entire Agreement. This Agreement (including Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) and the Related Agreements constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            Section 11.4. Specific Performance; Injunctive Relief. Each party understands and agrees that it will be irreparably damaged in the event this Agreement is not specifically enforced. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall, except as provided in Section 8.9, be in addition to any other remedy which a party may have.

            Section 11.5. Interpretation. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "to the knowledge of" a specified Person or terms of similar import, are used in this Agreement, they shall be deemed to be followed by the words "and after due inquiry by the officers of" such Person. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

            Section 11.6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 11.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to the Parent:

                   Asset Alliance Corporation
                   800 Third Avenue
                   New York, New York 10022
                   Telecopy: (212) 207-8785
                   Attention: Bruce Lipnick, President

            With a copy to:

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   919 Third Avenue
                   New York, New York 10022
                   Telecopy: (212) 735-2000
                   Attention: Richard T. Prins, Esq.

            If to the LLC's Holding Companies, the Equityholders or the
            Advisors:

                   Metropolitan Capital Advisors LLC
                   c/o Jeffrey Schwarz
                   660 Madison Avenue
                   New York, NY

            With a copy to:

                   Lane Altman & Owens LLP
                   101 Federal Street
                   Boston, MA 02110
                   Telecopy: (617) 345-0400
                   Attention: Joseph F. Mazzella

            Section 11.8. Binding Effect; Persons Benefitting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Without the prior written consent of each of the other parties hereto, this Agreement may not be assigned by any of the parties hereto. Notwithstanding the foregoing, the Parent may assign to any Affiliate of the Parent all or any portion of the Parent's rights hereunder whether prior to or after the Parent exercises such right, provided that in the event of any such assignment such assignee shall be deemed to have all of the rights and obligations of the Parent set forth herein. No assignment shall release the Parent from any liability or obligation under this Agreement

            Section 11.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            Section 11.10. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            Section 11.11. Jurisdiction. Subject to Section 11.1 hereof, each of the parties hereto agrees to personal jurisdiction in any action brought in any court, federal or state, within the state of Delaware or New York having subject matter jurisdiction over matters arising under this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ASSET ALLIANCE CORPORATION            METROPOLITAN CAPITAL
                                       ADVISORS, INC.


By: /s/ Arnold L. Mintz               By: /s/ Karen Finerman
    -----------------------               ----------------------
    ARNOLD L. MINTZ                       KAREN FINERMAN
    EXECUTIVE VICE PRESIDENT              PRESIDENT


KJ ADVISORS, INC.                     METROPOLITAN CAPITAL III, INC.


By: /s/ Karen Finerman                By: /s/ Karen Finerman
    -----------------------               ----------------------
    KAREN FINERMAN                        KAREN FINERMAN
    PRESIDENT                             PRESIDENT


METROPOLITAN CAPITAL                  METROPOLITAN CAPITAL
  ADVISORS, L.P.                      PARTNERS II, L.P.
by: METROPLITAN CAPITAL               by: KJ ADVISORS, INC.
    ADVISORS, INC.                    its: GENERAL PARTNER
its: GENERAL PARTNER


By: /s/ Karen Finerman                By: /s/ Karen Finerman
    -----------------------               ----------------------
    KAREN FINERMAN                        KAREN FINERMAN
    PRESIDENT                             PRESIDENT

METROPOLITAN CAPITAL
  PARTNERS III, L.P.

by: METROPOLITAN CAPITAL III,
      INC.
its: GENERAL PARTNER


By: /s/ Karen Finerman
    -----------------------
     KAREN FINERMAN
     PRESIDENT


/s/ Jeffrey E. Schwarz
    -----------------------
    JEFFREY E. SCHWARZ


/s/ Karen Finerman
    -----------------------
    KAREN FINERMAN


JEFFREY SCHWARZ
  CHILDREN'S TRUST


By: /s/ Sherwood M. Schwarz
    -----------------------
     SHERWOOD M. SCHWARZ
     TRUSTEE


By: /s/ Joel M. Greenblatt
    -----------------------
     JOEL M. GREENBLATT
     TRUSTEE